                                                                EXHIBIT 10xxxvii


                              STATE OF FLORIDA
              DEPARTMENT OF HEALTH AND REHABILITATIVE SERVICES


DEPARTMENT OF HEALTH AND
REHABILITATIVE SERVICES,

                 Petitioner,
vs.                                                          Case No.: 95-26PH

VIRAGEN, INC.
                 Respondent.

_____________________________/

                    AGREED MOTION FOR CONSENT FINAL ORDER
                          AND SETTLEMENT AGREEMENT

         Petitioner, Department of Health and Rehabilitative Services, by and through its Office of Pharmacy Services (hereinafter referred to as the "HRS-PS"), and Respondent, Viragen, Inc., together with its wholly owned subsidiary, Vira-Tech, Inc. (hereinafter referred to as "Viragen"), by and through their authorized representatives and attorneys, in consideration of the mutual promises contained herein, move the Secretary of HRS for entry of a Consent Final Order based upon this Agreed Motion and Settlement Agreement ("Agreement'). In support of this motion the Parties (as defined herein) confirm, stipulate, and agree as follows:

         1. HRS-PS and Viragen (hereinafter referred to as the "Parties") freely and voluntarily enter this Agreement to resolve all issues communicated in correspondence between the Parties initiated by HRS-PS and subsequently responded to by Viragen from August 1992 through the Effective Date of this Agreement, including but not limited to, this administrative action case no:
95-26PH, the Notice of Violation letter for case no: 94-02753, HRS-PS' letter to Viragen dated July 19, 1995 and Viragen's patient reporting documentation submitted from time to time to HRS-PS (hereinafter referred to collectively as the "Prior Correspondence"), regarding the investigation by Viragen under the Florida investigational drug program (hereinafter referred to as the "State's IDP"), pursuant to section 499.018, F.S., of Viragen's human leukocyte-derived interferon-alpha (hereinafter referred to as "Alpha Leukoferon(TM)").

         2. It is understood and agreed that this Agreement is the settlement of doubtful and disputed claims, that the Parties are entering into this Agreement solely for the purpose of settlement, that the terms reflected in this Agreement are not to be construed as an admission of liability, wrongdoing, or noncompliance with any statute, law or regulation on the part of either of the Parties hereto, and that the Parties deny any and all liability and intend to avoid litigation and amicably resolve their disputes.

         3. Viragen intends to file a completed Investigational New Drug Application ("IND") with the U.S. Department of Health and Human Services, Food and Drug Administration ("FDA") in accordance with 21 CFR Part 312, to investigate the use of Viragen's interferon currently under development and to be produced under a new manufacturing process.

         4. Notwithstanding the representation in paragraph 3 of this Agreement, Viragen will, effective the earlier of (a) ten (10) business days after the IND referred to in paragraph 3 of this Agreement becomes effective as defined in 21 CFR Section 312.40(b) or (b) midnight, March 31, 1996, withdraw its current MS applications and protocols #007-108 and #005-077 for the treatment of MS using Alpha Leukoferon(TM), approved by HRS-PS for Viragen under the State's IDP. Viragen will advise all investigating physicians (hereinafter referred to as "IPs") and all patients who have been approved by HRS-PS under the State's IDP to use Alpha Leukoferon(TM) for the treatment of MS that Viragen's MS protocols #007-108 and #005-077 will cease to be in effect no later than midnight, March 31, 1996, and that after such date, Alpha Leukoferon(TM) will no longer be available to them under either of these protocols.

         5. As of the Effective Date of this Agreement, Viragen will not apply for, nor will HRS-PS approve, any new protocols, IPs or patients for the use of Alpha Leukoferon(TM) except as provided for in paragraph 9 of this Agreement.

         6. HRS-PS authorizes Viragen to continue to supply, consistent with the approved MS protocols #007-108 and #005-077, existing inventory of Alpha Leukoferon(TM) (hereinafter referred to as "Existing Inventory") to MS patients HRS-PS had approved prior to March 17, 1995, to receive Alpha Leukoferon(TM) through an approved IP. This authorization to supply Existing Inventory to currently enrolled MS patients will expire on the earlier of (a) ten (10) business days after the IND referred to in paragraph 3 of this Agreement becomes effective as defined in 21 CFR Section 312.40(b) or (b) midnight, March 31, 1996.

         7. Notwithstanding the representation in paragraph 3 of this Agreement, Viragen will, effective the earlier of (a) ten (10) business days after the IND referred to in paragraph 3 of this Agreement becomes effective as defined in 21 CFR Section 312.40(b) or (b) midnight, March 31, 1996, withdraw its current HIV protocol #006-104 for the treatment of HIV, AIDS, AIDS-Related Complex ("ARC") and AIDS/Kaposi's Sarcoma (hereinafter referred to collectively as "HIV/AIDS"), using Alpha Leukoferon(TM), approved by HRS-PS for Viragen under the State's IDP. Viragen will advise all IPs and all patients who have been approved by HRS-PS under the State's IDP to use Alpha Leukoferon(TM) for the treatment of HIV/AIDS that Viragen's HIV/AIDS protocol #006-104 will cease to be in effect no later than midnight, March 31, 1996, and that after such date, Alpha Leukoferon(TM) will no longer be available to them under this protocol.

         8. HRS-PS authorizes Viragen to continue to supply, consistent with the protocol #006-104 for the treatment of HIV/AIDS, Existing Inventory to patients HRS-PS had approved prior to March 17, 1995, to receive Viragen's Alpha Leukoferon(TM) through an approved IP. This authorization to supply Existing Inventory to currently enrolled HIV/AIDS patients will expire on the earlier of (a) ten (10) business days after the IND referred to in paragraph 3 of this Agreement becomes effective as defined in 21 CFR Section 312.40(b) or
(b) midnight, March 31, 1996.

         9. (A) Notwithstanding anything to the contrary contained herein, Viragen may submit a new protocol to HRS-PS in accordance with the HRS-PS Protocol Guideline Form (hereinafter referred to collectively as the "New Protocol"), for expedited determination for authorization to supply and distribute, without charge to an IP or the patient (excluding shipping costs), Existing Inventory (limited to the lots and quantities identified in Attachment A, which is attached to and by reference made part of this Agreement) for the study and treatment of HIV/AIDS.

(B) HRS-PS agrees to agenda the New Protocol submitted by Viragen for presentation before HRS-PS and the Florida Drug Technical Review Panel (the "Tech Panel") at a meeting on October 25, 1995 in Jacksonville, Florida, or if this becomes impossible for any reason, then for presentation before HRS-PS as soon thereafter as is practically possible for the Parties, but not later than October 31, 1995 (hereinafter referred to as the "Meeting").

(C) At the Meeting, Viragen will present the merits of the New Protocol and the benefits to be derived by patients therefrom. The agenda provides for discussion by and between the Parties and any other persons participating at the Meeting regarding the New Protocol, and identification of modifications, if any, to the New Protocol which may be necessary so that Viragen can revise the New Protocol into an acceptable final form and content. The Tech Panel or any other persons participating at the Meeting may assert and consider without restriction or limitation any issue they deem appropriate in making recommendations to HRS-PS regarding the New Protocol. HRS-PS has advised Viragen that at a prior meeting of the Tech Panel and HRS-PS regarding the use of existing Alpha Leukoferon(TM), some Tech Panel members expressed the view that more tolerance regarding the application of Alpha Leukoferon(TM) may be appropriate if it is to be studied for the treatment of terminally ill HIV/AIDS patients. Nothing in this Agreement shall prevent or restrict HRS-PS from adopting the recommendations of the Tech Panel, or any other persons HRS-PS has assembled to advise it to accept, modify or reject the New Protocol.

(D) Viragen will submit ten copies of the New Protocol and any substantive material to be presented at the Meeting to HRS-PS no later than October 10, 1995, for circulation prior to the Meeting.

(E) The New Protocol submitted by Viragen will provide that all patients who may be approved for treatment under the New Protocol must initiate treatment from Existing Inventory no later than July 1, 1996, and that in no event shall Viragen distribute Existing Inventory after July 1, 1997. If the New Protocol is approved by HRS-PS, Viragen is authorized to supply Existing Inventory to IPs for patients enrolled in the New Protocol throughout the course of treatment with the Existing Inventory. Such authorization to supply Existing Inventory for the New Protocol will cease at midnight, July 1, 1997.

(F) The New Protocol must be approved by an Institutional Review Board ("IRB") prior to HRS-PS's final determination on the New Protocol.

(G) Viragen will have thirty (30) calendar days from the Meeting to submit a final New Protocol for determination by HRS-PS. Material changes to the New Protocol must be limited to satisfying or addressing issues discussed during the Meeting or raised by the IRB. Non-material changes will be allowed based on mutual consent of the Parties, which will not be unreasonably withheld or delayed by either of the Parties.

(H) HRS-PS will notify Viragen in writing of its approval or denial of the New Protocol no later than ten (10) business days after Viragen's submission of the final New Protocol. If denied, HRS-PS will include a statement of the facts supporting the rejection, as well as a notification to Viragen of its right to request an administrative hearing on the denial of the New Protocol.

(I) If HRS-PS approves the New Protocol, HRS-PS will notify Viragen in writing within ten (10) business days of receipt of a completed IP or patient enrollment package submission by Viragen to HRS-PS, of HRS-PS' approval or rejection of each IP's or patient's participation in the State's IDP under the New Protocol.

         10. Attachment A to this Agreement itemizes Viragen's Existing Inventory, indicated by lot number, quantity and expiration date, as referred to in paragraphs 6, 8, 9 and 13 of this Agreement. Viragen will not distribute any lot of Existing Inventory beyond its stated expiration date, unless Viragen receives authorization in writing from HRS-PS to assign a new expiration date to such lot.


         11. Viragen agrees to adhere to and will use reasonable efforts to obtain from approved IPs adherence to Viragen's approved protocols under the State's IDP. Viragen will notify approved IPs of their protocol adherence obligation by certified mail within 45 days after the Effective Date of this Agreement. Viragen understands that as the manufacturer-sponsor, it has a responsibility to monitor IP compliance with the approved protocols. The Parties agree to establish in writing, within 45 days after the Effective Date of this Agreement, reasonable IP monitoring procedures that Viragen shall be responsible to conduct. Deviations by Viragen from these monitoring procedures may result in HRS-PS levying the maximum administrative fines authorized by law and any other sanction or regulatory action authorized by law. HRS-PS shall be precluded from bringing any sanctions or actions against or levying any fines on Viragen for any violation of or deviation from Viragen's approved protocols that are the result of any third party act or omission of act, provided that such act is committed not in concert with Viragen. However, nothing in this Agreement shall preclude HRS-PS from taking any such action authorized by law against any third party to ensure compliance by such third party with Viragen's approved protocols.

         12. HRS-PS agrees to waive any requirements of the protocols #007-108 and #005-077 that are deemed, by mutual agreement of Viragen's Medical Director and HRS-PS' neurologist/consultant, unnecessary in light of current medical or clinical practice standards for the study and treatment of MS. The Parties agree to finalize in writing such waived requirements within 45 days after the Effective Date of this Agreement.

         13. Viragen discontinued the manufacture of Alpha Leukoferon(TM) as of January 27, 1995, and will not resume the manufacture of Alpha Leukoferon(TM) under the process used at that time (the "Discontinued Manufacturing Process"). Viragen is developing a new manufacturing process that would be used to produce interferon to be supplied under any FDA IND (hereinafter referred to as the "New Manufacturing Process"). The implementation of a New Manufacturing Process which complies with Federal and state current good manufacturing practice requirements shall not affect retention by Viragen of its Prescription

Drug Manufacturer's permit (#20:00018) issued pursuant to Chapter 499 F.S.; however, the drug product registration (#08:00852) for the Existing Inventory will expire on March 31, 1996, except that HRS-PS will extend the drug product registration in conjunction with approval of the New Protocol under paragraph 9 of this Agreement, if so granted.

         14. Notwithstanding any contrary interpretation, construction, or application of sections 499.018-499-022, F.S., ten (10) business days after Viragen's interferon has received a Product License Application ("PLA") approval from the FDA for the treatment of any condition, any and all protocols approved under the State's IDP for the use of Viragen's interferon for the treatment of any and all conditions will cease to be in effect. Viragen will include the substance of this paragraph 14 in any and all applications or new protocols submitted to HRS-PS for approval under the State's IDP.

         15. Notwithstanding any contrary interpretation, construction, or application of Section 499.018(3), F.S., the Parties agree that for the purposes of the State's IDP, the interferon to be produced by Viragen under the New Manufacturing Process shall be considered a different product from Alpha Leukoferon(TM). If Viragen applies for investigational use in humans of an interferon product to be produced by Viragen in the State of Florida under the New Manufacturing Process, a new product registration application must be submitted by Viragen to HRS-PS for such interferon product. Except as provided for in paragraph 9 of this Agreement, and provided a PLA for Viragen's interferon has not been approved, prior to the submission for approval under section 499.018, F.S. of any new protocol for its interferon for any use, Viragen shall comply with all of the conditions and terms of section 499.018(1), F.S., including but not limited to the submission to FDA of an IND addressing the intended use, which application must be accepted for filing by FDA as a complete IND, but which IND is not effective as defined in 21 CFR
Section 312.40 within 180 days from Viragen's filing the IND with the FDA.

         16. HRS-PS will apply the unexpended balance, if any, of the $5,000 paid by Viragen to HRS-PS for the contractual services of a medical consultant as full satisfaction of the administrative fine for reporting delinquencies as described in paragraph (1), subparagraph (3) of the Notice of Violation letter for case number 94-02753 dated December 16, 1994 (hereinafter referred to as the "Letter"). In the event the entire $5,000 was expended for the medical consultant's services, HRS-PS agrees to waive the entire administrative fine previously levied under paragraph (1), subparagraph (3) of the Letter. Without regard to the foregoing, HRS-PS agrees to waive all fines previously levied under paragraph (1), subparagraphs (1) and (2) of the Letter. Viragen waives its right to an administrative hearing under section 120.57, F.S., or any other law, with respect to the administrative fine as set forth in paragraph (1), subparagraph (3) of the Letter and the satisfaction of that fine under the terms and conditions of this Agreement.

         17. HRS-PS waives its enforcement authority with respect to any alleged deficiencies or violations cited in any of the Prior Correspondence as defined in paragraph 1 of this Agreement. HRS-PS, however, does not waive its enforcement authority with respect to any deficiencies or violations not cited in any of its Prior Correspondence as defined in paragraph 1 of this Agreement. Any failure by HRS-PS subsequent to the Effective Date of this Agreement to cite Viragen with a violation within the jurisdiction of HRS-PS does not waive Viragen's obligation to comply with Chapter 499, F.S., Fla. Admin. Code R. 1OD-45, its approved protocols and this Agreement nor HRS-PS's authority to enforce same.

         18. As of the Effective Date of this Agreement, Viragen hereby dismisses with prejudice its request dated April 17, 1995, for an informal administrative hearing pursuant to section 120.57(2), F.S., and further waives its right to a hearing or further proceedings under section 120.57, F.S. or any other law prior to entry of a consent final order which adopts this Agreement and directs the Parties to comply with this Agreement's terms. Viragen further waives its right to a hearing under section 120.57, F.S. or any other law as to all actions or determinations specified in this Agreement, except in any action by HRS-PS under paragraphs 9,11, 12, 13 and 17 of this Agreement.

         19. KNOW ALL MEN BY THESE PRESENTS, that in consideration of the mutual promises, acts and forbearance made in this Agreement, the sufficiency of which is hereby acknowledged, the Parties hereby fully, finally and forever waive, release and discharge each other, together with their directors, officers, employees, agents, representatives and attorneys, and any other person or entity, of and from any and all claims, demands, actions, causes of actions, suits, disputes, rights, charges, damages, costs, losses and expenses, of any and every kind and nature whatsoever, whether in tort, contract, statutory, by fine or otherwise, sounding in any jurisdiction or forum, whether known or unknown, including, but not limited to, those claims asserted, or any federal, state, civil or administrative action or other claims that were or might have been asserted by or on behalf of either of the Parties in any jurisdiction or forum, from the beginning of the earth to the Effective Date of this Agreement, except as provided for in paragraph 17 of this Agreement. Moreover, each of the Parties makes this waiver, release and discharge for itself in its respective right and also for its attorneys, predecessors, successors, representatives, assigns, affiliates, subsidiaries, parent corporations or entities, subcontractors and sureties, past, present or future, and any and all persons or entities which may claim now or in the future by or through either of the Parties.

         20. Each of the Parties is responsible for its own attorney's fees/costs.

         21. This Agreement contains the entire agreement of the Parties, and any and all prior understandings and agreements between the Parties are hereby superseded and rendered null and void.

         22. This Agreement shall be construed in accordance with Florida law and may be enforced in a court of competent jurisdiction in Florida.

         23. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In addition, this Agreement may be executed and accepted by facsimile signature and such signature shall be of the same force and effect as an original signature. Subsequent to the Effective Date of this Agreement, two original documents will be circulated for original signatures to confirm this Agreement.

         24. The undersigned represent that they have fully read this Agreement and are duly authorized to bind the respective Parties to its terms.

         25. The effective date of this Agreement is August 29, 1995, or the date of the last signature required below, whichever occurs first (referred to herein as the "Effective Date").

WHEREFORE, the undersigned have set their hands and seals on the dates indicated below and respectfully request entry of a consent final order consistent with this Agreement and agreed motion.

For The Florida Department of Health and           For Viragen, Inc.
Rehabilitative Services




______________________                             ____________________
Jerry Hill, R. Ph.                                 Gerald Smith, President
Chief of Pharmacy Services, HRS                    Viragen, Inc.
1317 Winewood Boulevard                            2343 West 76th Street
Tallahassee, FL   32399-0700                       Hialeah, FL   33016
904-487-1257                                       305-557-6000



Dated:  ________________                           Dated: _______________





_______________________                            _____________________
Robert P. Daniti, Esquire                          Michael M. Landa, Esquire
Senior Attorney                                    Attorney for Viragen, Inc.
Emergency Medical Services                         Fenwick & West
Florida Department of Health and                    1920 N Street, N.W.
Rehabilitative Services                            Suite 650
2002 Old St. Augustine Road                        Washington, D.C.20036
Tallahassee, FL 32301                              202-463-4600
904-487-1911
Fla.  Bar No.: 191599


Dated:  _________________                          Dated: _______________